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                                                                  Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANT



We consent to the incorporation by reference in this Form 8-K, Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934, of CORE, INC. of our report dated June 19, 1997 except for Note F, as to which the date is June 25, 1997, on our audits of the combined financial statements of Social Security Disability Consultants, Limited Partnership, Disability Services, Inc., DSI-Medicare Consultants, Inc. and Diamond Entertainment, Inc. as of December 31, 1996, 1995 and 1994, and for the years then ended, and on our compilation report dated August 5, 1997 on the combined financial statements as of June 24, 1997 and June 30, 1996 and for the period January 1, 1997 through June 24, 1997 and the six months ended June 30, 1996, which reports are included in this Form 8-K.



/s/ Correll Porvin Associates, P.C.

Southfield, Michigan
August 29, 1997